Exhibit 99

ABX AIR, INC. REPORTS THIRD QUARTER REVENUES AND EARNINGS

WILMINGTON, Ohio - November 09, 2005 - ABX Air, Inc. (NASDAQ:ABXA) reported today improved revenues and earnings for the quarter ended September 30, 2005. Highlights of those results as compared with the third quarter of 2004 include:

•	Revenues up 27.6% to $369.9 million;

•	Net earnings up 4.1% to $7.4 million, or $0.13 per diluted share;

•	Revenues from customers other than DHL Express (USA), Inc. (“DHL”) grew 31.9% to $9.0 million;

•	Earnings from non-DHL customers decreased by 36.9% to $1.5 million, and were negatively impacted by the recent bankruptcy filings of two customers; and

•	Packages handled increased by 17.3% to 155.3 million.

“We are encouraged to report improvement in our revenues and net earnings, and continued growth in our non-DHL revenues,” said President and CEO Joe Hete. “It was an eventful quarter, which included the completion of the DHL hub consolidation in Wilmington and the integration of the scheduled aircraft we operate on behalf of our largest customer, as well as the relocation of two of the regional hubs utilized in the DHL network to new facilities in Kansas City, Missouri and Riverside, California,” stated Hete.

For the first nine months of 2005, ABX Air’s net earnings were $21.2 million, or $0.36 per diluted share, on revenues of $1.07 billion. Net earnings improved from the first nine months of 2004, when ABX Air earned $18.9 million, or $0.32 per diluted share, on revenues of $841.1 million. ABX Air’s net earnings from its two commercial agreements with DHL were $15.4 million during the first nine months of 2005 and $14.2 million in the first nine months of 2004.

Fuel expenses under the two commercial agreements with DHL are included in revenues without mark-up, and therefore do not impact net earnings. Primarily as a result of higher petroleum prices, fuel expenses included in revenues during the first nine months of 2005 increased by $55.3 million as compared to the prior year.

Results Associated with the DHL Agreements

ABX Air has two commercial agreements with DHL: the aircraft, crew, maintenance and insurance agreement (“ACMI agreement”) and a hub and line-haul services agreement (“Hub Services agreement”). Under the ACMI agreement, ABX Air earns a base mark-up of 1.75% on eligible costs and under the Hub Services agreement, ABX Air earns a base mark-up of 1.25% on eligible costs. Under both agreements, ABX Air can earn incremental mark-ups for meeting certain quarterly cost-related goals as well as annual cost-related and service goals. Any mark-up earned from attainment of the annual cost-related and service goals is recognized in the fourth quarter.

ABX Air’s third quarter 2005 net earnings of $5.2 million from the two contracts included $4.0 million from the base mark-up and $1.2 million, or 58.6% of the maximum, cost-related incremental mark-up under the two agreements. Incremental mark-up from the ACMI agreement totaled $0.7 million, or 100% of the maximum quarterly mark-up. Incremental mark-up from the Hub Services agreement totaled $0.5 million, or 37.6% of the maximum quarterly mark-up.

The $4.7 million earned during the third quarter of 2004 from the two DHL agreements included $3.8 million from the base mark-up and $0.9 million, or 74.1% of the maximum, from attainment of cost-related incremental mark-up. Incremental mark-up from the ACMI agreement totaled $0.6 million, or 97.6% of the maximum quarterly mark-up. Incremental mark-up from the Hub Services agreement totaled $0.3 million, or 47.6% of the maximum quarterly mark-up.

The increase in incremental mark-up associated with the Hub Services agreement for the third quarter of 2005 as compared to the third quarter of 2004 is due primarily to having a larger potential mark-up from the quarterly cost incentive than in the prior year. As disclosed by the Company on August 9, ABX Air and DHL agreed to amend the Hub Services agreement to extend the initial term of the agreement by one year and to temporarily place more of the Company’s revenue potential under a cost-related incentive. The amendment temporarily reduces the base mark-up under the agreement from 1.75% to 1.25% during the last six months of 2005. The maximum incremental mark-up that ABX Air can earn from costs incurred during the third and fourth quarters of 2005 from its quarterly cost-related incentive under the agreement was temporarily increased from approximately 0.54% to 1.04%. In consideration, the initial term of the agreement was extended for an additional year and will not be subject to annual renewals until August 15, 2007. In 2006, the base mark-up will revert to the previous level of 1.75% and the maximum incremental mark-up from the quarterly cost-related incentive will revert to the previous level of approximately 0.54%.

Results Associated with Sources other than DHL

Non-DHL revenues grew 31.9% to $9.0 million in the third quarter of 2005, compared with $6.8 million in the third quarter of 2004. Earnings from non-DHL sources decreased to $1.5 million, down 36.9% as compared to the third quarter of 2004 non-DHL earnings of $2.4 million. The increase in non-DHL revenues was primarily the result of an increase in the level of aircraft charter services, airport-to-airport space available cargo space, as well as revenues associated with ABX Air’s operation of a U.S. postal hub. Revenues from these sources increased by $2.1 million as compared to the third quarter of 2004. The decrease in non-DHL earnings as compared to the third quarter of 2004 is due primarily to a decrease in net earnings from parts sales of $0.4 million, and to establishing reserves against third quarter 2005 revenue recorded for (pre-bankruptcy) maintenance services provided to Northwest Airlines and Delta Airlines totaling $0.6 million. Both airlines filed for bankruptcy protection under Chapter 11 on September 14, 2005.

“This was the first full quarter in which we had two 767 freighter aircraft available for non-DHL charter operations,” stated Hete. “These aircraft are extremely reliable and fuel efficient for our ACMI customers, requiring between 400 and 600 gallons per hour less fuel than a DC-8 aircraft, and our customers are pleased with their performance in the (non-DHL) ACMI environment to date.” Aircraft block hours operated during the quarter for customers other than DHL grew by 31.0% as compared to the third quarter of 2004, and by 11.5% as compared to the second quarter of 2005.

Outlook/Other Items

Annual Mark-up Potential Under the DHL Agreements:

The two commercial agreements with DHL allow ABX Air to earn in the fourth quarter additional cost-related and service mark-up revenues based on its performance against annual goals, in addition to quarterly cost-related mark-up. While nine month results are not necessarily indicative of its full year performance, through September 30, 2005, ABX Air was on pace to achieve 75.8% of its ACMI agreement maximum and zero percent of its Hub Services agreement maximum in annual cost-related mark-ups. On the same projected basis, ABX Air was on pace to achieve annual mark-up from service performance equal to 60.0% of the maximum available under the ACMI agreement and 36.7% of the maximum available under the Hub Services agreement.

In the fourth quarter of 2004, ABX Air attained annual cost-related mark-up equal to 100% of the maximum for ACMI, and 75.9% of the maximum for Hub Services, and annual mark-up for service performance equal to 80.0% of the maximum for ACMI, and 100% of the maximum for Hub services. ABX Air’s results during the last three months of 2005 may differ sharply from its nine-month results, however, and affect its attainment of annual goals.

Aircraft Fleet Consolidation:

As previously reported by the Company, DHL indicated in November of 2004 that it intended to remove twenty-six aircraft that ABX Air operates on its behalf by the end of 2005. While a reduction in scheduled routes flown by ABX Air was implemented in September at the time of the main hub consolidation in Wilmington, ABX Air has received no further notification from DHL of the release of specific aircraft from the ACMI agreement. Since November of 2004, seven aircraft have been removed by DHL. The timing and number of additional aircraft reductions are at the discretion of DHL.

Alleged Violations of Immigration Laws:

The Company reported in January of this year that it was cooperating fully with an investigation by the U.S. Department of Justice (“DOJ”) with respect to Garcia Labor Co., Inc., a temporary employment agency based in Morristown, Tennessee, and ABX Air’s use of contract employees that were being supplied to it by Garcia Labor. The investigation concerns the immigration status of the Garcia employees assigned to the Company. Since that time, the Company has been continuing to cooperate with the investigation.

The Company terminated its contract with Garcia Labor in early February of this year and replaced the Garcia employees.

The DOJ has notified the Company that the Company and several Company employees in its human resources department are now targets of the investigation by the DOJ relating to Garcia and its employees. Representatives of the Company are scheduled to meet with the DOJ at the end of November to discuss the investigation and to communicate the Company’s position that neither it nor its employees engaged in any wrongdoing with respect to Garcia and its employees.

Conference Call:

ABX Air will host a conference call to review its financial results for the third quarter of 2005 on Thursday, November 10, 2005, at 10 AM Eastern Time. Participants should dial (866) 831-6162 and international participants should dial (617) 213-8852 ten minutes before the scheduled start of the call and ask for conference ID #47726972. The call will also be webcast live (listen-only mode) via either www.abxair.com, or via www.earnings.com for individual investors and www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone for five days after the call at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #13602776. The webcast replay will remain available via www.abxair.com or www.earnings.com for 30 days.

ABX Air, Inc. is a cargo airline with a fleet of 111 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX Air became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL Express (USA), Inc., ABX Air provides charter and maintenance services to a diverse group of customers. With over 10,000 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air’s actual results to differ materially from those indicated

by such forward-looking statements. These factors include but are not limited to a significant reduction in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX Air’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
REVENUES	$369,921	$289,808	$1,067,752	$841,148
OPERATING EXPENSES:
Salaries, wages and benefits	155,302	122,133	441,579	362,153
Purchased line-haul	78,911	55,302	230,019	154,525
Fuel	67,131	48,627	189,397	134,054
Maintenance, materials and repairs	25,629	27,700	79,645	82,095
Depreciation and amortization	10,467	8,954	30,351	27,312
Landing and ramp	5,030	4,282	19,286	16,265
Rent	2,135	1,424	6,099	4,607
Other operating expenses	15,854	12,262	43,668	35,043

	360,459	280,684	1,040,044	816,054

EARNINGS FROM OPERATIONS	9,462	9,124	27,708	25,094

INTEREST EXPENSE, NET OF INTEREST
INCOME	(2,071)	(2,025)	(6,479)	(6,189)

EARNINGS BEFORE INCOME TAXES	7,391	7,099	21,229	18,905
INCOME TAX EXPENSE	—	—	—	—

NET EARNINGS	$7,391	$7,099	$21,229	$18,905

EARNINGS PER SHARE:
Basic earnings per share	$0.13	$0.12	$0.36	$0.32

Diluted earnings per share	$0.13	$0.12	$0.36	$0.32

WEIGHTED AVERAGE SHARES:
Basic	58,270	58,270	58,270	58,270

Diluted	58,322	58,270	58,388	58,270

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	September 30, 2005	December 31, 2004
ASSETS:
Cash	$44,395	$38,749
Accounts receivable, net	20,540	54,677
Other current assets	34,931	17,595

Total Current Assets	99,866	111,021

Property and equipment, net	371,136	351,646
Other assets	13,692	10,256

Total Assets	$484,694	$472,923

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$134,908	$142,569

Long-term Obligations	240,248	242,405
Stockholders’ Equity	109,538	87,949

Total Liabilities and Stockholders’ Equity	$484,694	$472,923

ABX AIR, INC.

EARNINGS SUMMARY

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
REVENUES
DHL Contracts
ACMI
Base mark-up	$119,926	$118,709	$364,119	$357,241
Incremental mark-up	682	615	1,678	1,618

Total ACMI	120,608	119,324	365,797	358,859
Hub Services
Base mark-up	153,998	105,197	433,116	300,880
Incremental mark-up	557	266	753	1,255

Total Hub Services	154,555	105,463	433,869	302,135
Other Reimbursable	85,804	58,230	245,692	166,125

Total DHL	360,967	283,017	1,045,358	827,119
Non-DHL	8,954	6,791	22,394	14,029

Total Revenues	$369,921	$289,808	$1,067,752	$841,148

EXPENSES
DHL Contracts
ACMI	$117,864	$116,667	$357,857	$351,097
Hub services	152,096	103,389	426,414	295,706
Other Reimbursable	85,804	58,230	245,692	166,125

Total DHL	355,764	278,286	1,029,963	812,928
Non-DHL	7,460	4,423	18,109	9,315

Total Expenses	$363,224	$282,709	$1,048,072	$822,243

EARNINGS
DHL Contracts	$5,203	$4,731	$15,395	$14,191
Non-DHL	1,494	2,368	4,285	4,714
Interest Income	694	—	1,549	—

Total Earnings	$7,391	$7,099	$21,229	$18,905

Note: The results above for customers other than DHL do not reflect an allocation of overhead costs. The provisions of the commercial agreements with DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-DHL sources.